Exhibit 4.1

AMENDED AND RESTATED

PROMISSORY NOTE

This amended and restated convertible promissory note (the “Note”), effective as of January 31, 2020, supersedes and replaces the prior demand promissory note dated June 19, 2015 and any subsequent amendments or modifications thereto, by and between Mulch Manufacturing, Inc., an Ohio corporation as maker (“Maker” or “MMI”) in favor of Ralph Spencer as payee (“Payee” or “Spencer”).

WHEREAS, Mulch Manufacturing, Inc. and its sole shareholder, Ralph Spencer, entered into that certain Business Combination Agreement with The Sustainable Green Team, Ltd. (“TSGT”), effective as of January 31, 2020. (the “BCA”);

WHEREAS, under the terms of the BCA, Spencer received forty million (40,000,000) shares of TSGT’s common stock in exchange for one hundred percent (100%) of the issued and outstanding shares of MMI’s stock which was held by Spencer;

WHEREAS, under the terms of the BCA, the 40 million shares of TSGT valued the 100 shares of MMI without MMI’s inventory, accounts receivable or cash;

WHEREAS, although the 40 million shares of TSGT stock exchanged excluded MMI’ s inventory, accounts receivable and cash, the parties to the BCA recognized that these were necessary assets for the successful operation of MMI;

WHEREAS, the Spencer had historically withdrawn cash from MMI and then lent funds back to it to support Accounts Receivable and the purchase of Inventory under a note payable from MMI. This is that note that was originally issued, as later modified and now amended and restated and reformed to provide for the separate payment for the value of inventory, accounts receivable and cash on account provided to MMI by Spencer;

WHEREAS, rather than cancel that note and issue a new note, the note has been hereby amended and restated to function pursuant to the intent of the parties to the

WHEREAS, This Note is hereby amended and restated as required by the Business Combination Agreement by and among The Sustainable Green Team, Ltd., a Delaware corporation and Mulch Manufacturing, Inc., an Ohio corporation and Ralph Spencer as the sole shareholder of Mulch Manufacturing, Inc. under the following terms and conditions.

1. Principal. For value received, the Maker promises to pay to the Payee, as the holder hereof, the principal sum of $21,643,025.12 (the “Principal Amount”), together with interest thereon as set forth in Section 2 hereof. The Principal Amount due hereunder is based upon the values of Maker’s Inventory and Accounts Receivable as of January 31, 2020 equal to $15,402,355.01, subject to any adjustments that are required by the Maker’s PCAOB auditor, together with the cash provided in the amount of $6,240,670.11 held on account at Goldman Sachs.

2. Interest. Interest on the Principal Amount shall be paid on the following two components: Simple interest of four percent (4%) per annum shall accrue on the unpaid principal amount of the adjusted Inventory and adjusted Accounts Receivable values as of January 31, 2020 together with an amount equal to the difference between the initial cash provided on account at Goldman Sachs together with any additional sums advanced by the Payee, less the monthly average cash balance on account at Goldman Sachs (the “Simple Interest”); and in addition, interest shall accrue separately on the cash balance on account at Goldman Sachs at the rate provided by Goldman Sachs (the “Goldman Interest”). The Goldman Sachs portion of accrued interest may be paid periodically but not less frequently that annually and the Simple Interest portion of accrued interest shall be paid ratably along with any payments made on the Principal Amount due hereunder.

3. Term and Payment. The term of this Note shall be two (2) years from the effective date hereof (“Maturity”) at which time the Maker shall begin making payments of such portion of the Principal Amount due together with a portion of any accrued and unpaid interest due hereunder as they may mutually agree. Therefore, beginning on January 31, 2022, the Maker shall begin making payments of Principal and Interest due hereunder. Payments may be made by (a) mutual agreement of the Payee, Maker and the Maker’s parent corporation, The Sustainable Green Team, Ltd., issuing restricted shares of its common stock to the Payee at the then, current market price for its common stock; (b) the issuance of additional shares of common stock of TSGT and inclusion of them in one or more underwritten registration statements to be filed with the U.S. Securities and Exchange Commission on Form S- 1 as “resale registrations” or (c) the filing of one or more underwritten registration statements filed on Form S-l with the U.S. Securities and Exchange Commission where the underwriter(s) have consented to the use of proceeds as being, among other things, the repayment of all or a portion of the Principal Amount together with accrued and unpaid Interest due thereon. All payments not made by issuance of the securities of TSGT made hereunder shall be in lawful money of the United States of America. This Note may be prepaid in whole or in part without penalty.

3. Events of Default. The following shall constitute events of default:

(a) Failure to Pay. The Maker shall fail to pay (i) when due any principal payment or (ii) any interest payment or other payment required under the terms of this Note when due.

(b) Failure to Comply. The Maker shall fail to comply in any material respect with the terms, conditions or covenants of this Note.

(c) Voluntary Bankruptcy or Insolvency Proceedings. The Maker shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature and come due, (iii) make a general assignment for the benefit of creditors, (iv) be dissolved or liquidated, (commence a voluntary case or proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or the consent to any such relief or the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (take any action for the purpose of effecting any of the forgoing.

(d) Involuntary Bankruptcy or Insolvency Proceedings. If the Maker shall have any Bankruptcy or other insolvency proceeding commenced against it and such proceeding shall not have been discharged within 180 days of commencement.

4.) Security Interest. All payments of principal and interest due hereunder are secured by the assets of Maker.

5.) Limited Guarantee. The Sustainable Green Team, Ltd. agrees to the issuance of shares of its common stock or other securities in order to provide for the payment due to Payee hereunder.

6.) Miscellaneous.

(a) Waiver. The Maker hereby waives demand or payment, notice of dishonor, presentment, protest and notice of protest. No failure or delay on the part of the Payee of this Note in exercising any power or right under this Note shall operate as a waiver thereof. Nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof. No notice to or demand on the Maker in any case shall entitle the Maker to any notice or demand in similar or other circumstances.

(b) Amendment. This Note May only be amended by a written instrument signed by all of the parties hereto.

(c) Binding, Successors and Assigns. This Note shall be binding upon and inure to the benefit of and be enforceable by the Maker and the Payee. This Note may not be assigned without the express written consent of the parties hereto.

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(d) Governing Law and Venue. The terms of this Note shall be construed and governed in all respects by the laws of the State of Florida, without regard to the principles of conflict of laws. Any and all disputes arising out of or related to this Note shall be adjudicated exclusively in the state or federal courts located in Florida. Each of the parties hereto submits itself to the jurisdiction of the State and Federal Courts in the State of Florida for all actions arising out of or in connection with the interpretation or enforcement of the Note. Each of the Parties hereto waives any argument that venue in such forum(s) is not convenient and each agrees that any action initiated by either party hereto shall be appropriately venued in the State of Florida.

(e) Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if send during normal business hours of the recipient, if not then on the next business day, (iii) one (1) business day after deposit with a nationally recognized overnight courier designation next business day delivery, or (iv) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All notices and other communications shall be sent to the address or facsimile number as set forth on the signature page hereof or at such other address as the party may designate by five (5) days advance written notice to the other parties.

(f) Severability. In one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note, the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, and the parties shall use good faith to negotiate a substitute, valid and enforceable provision that replaces the excluded provision that most nearly effects the parties’ intent in entering into this Note.

(g) Entire Note. This Note constitutes the full and entire understanding, promise and agreement between the Maker and the Payee with respect to the subject matter hereof and thereof, and supersedes, merges and renders void, every other prior written and/or understanding, promise or agreement between the Maker and the Payee with respect to the subject matter hereof and thereof.

(h) Headings. Section headings are inserted herein for convenience only and do not form a part of this Note.

IN WITNESS WHEREOF, this Note has been executed as of the date first set forth above:

MAKER:

MULCH MANUFACTURING, INC.

By:	/s/ Anthony Raynor
Anthony Raynor, CEO

AGREED AND ACCEPTED

THE SUSTAINABLE GREEN TEAM, LTD.

By:	/s/ Anthony Raynor
Anthony Raynor, CEO

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